Exhibit 99(h)(6)

AMENDED AND RESTATED SCHEDULE A
TO THE SUPERVISION AND ADMINISTRATION AGREEMENT
BETWEEN
GLOBAL X FUNDS AND GLOBAL X MANAGEMENT COMPANY LLC
DATED OCTOBER 20, 2008

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement to include the following investment portfolios as of September 18, 2009:

Fund	ANNUAL SUPERVISION AND ADMINISTRATION FEE
(as a % of average daily net assets)

Global X FTSE Nordic 30 ETF	0.50%
Global X FTSE Denmark 30 ETF	0.50%
Global X FTSE Finland 30 ETF	0.50%
Global X FTSE Norway 30 ETF	0.50%
Global X FTSE Argentina 20 ETF	0.74%*
Global X/InterBolsa FTSE Colombia 20 ETF	0.68%*
Global X FTSE Egypt 30 ETF	0.68%*
Global X FTSE Peru 20 ETF	0.68%*
Global X FTSE Philippines 30 ETF	0.68%*
Global X FTSE Poland 30 ETF	0.65%*
Global X Pakistan KSE-30 ETF	0.68%*
Global X Emerging Africa NR-40 ETF	0.63%*
Global X FTSE United Arab Emirates 20 ETF	0.98%
Global X China Consumer ETF	0.65%
Global X China Energy ETF	0.65%
Global X China Financials ETF	0.65%
Global X China Industrials ETF	0.65%
Global X China Materials ETF	0.65%
Global X China Technology ETF	0.65%

*	Asset-based custody fees are not included in the annual Supervision and Administration fee. Asset-based custody fees will be borne by the respective fund.

GLOBAL X FUNDS

/s/ Bruno del Ama

Bruno del Ama

Title: President and CEO

GLOBAL X MANAGEMENT COMPANY LLC

/s/ Bruno del Ama

Bruno del Ama

Title: CEO